U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Starkey, III                    James                   H.
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   (Last)                           (First)             (Middle)

1501 N. Hamilton St.
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                                    (Street)

Richmond                        Va              23230
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   (City)                           (State)              (Zip)

Universal Corporation UVV
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2.   Issuer Name and Ticker or Trading Symbol



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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


06/01
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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                         6/1/01          M                1,300       A     $35.3125
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Common Stock                         6/6/01          M                6,700       A     $35.3125
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Common Stock                         6/6/01          S                8,000       D     $40.5077
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Common Stock                         6/14/01         D        V       8,841(1)    D     $38.60
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Common Stock                         6/14/01         F        V       3,482(2)    D     $38.60
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Common Stock                         6/19/01         S                1,723(3)    D     $37.1703
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Common Stock                         6/20/01         S                    7(3)    D     $37.5194  34,997        D
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Common Stock                         6/15/01         M                13,287      A     $24.6875
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Common Stock                         6/15/01         M                 5,007      A     $32.00
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Common Stock                         6/15/01         F        V       12,782      D     $38.20
Common Stock                         6/18/01         I        V        2,581      D     $37.4019
Common Stock                         6/29/01         I        V           50      D     $39.74     2,881
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Common Stock                                                                                      13,348        I(4)
Common Stock                                                                                         400        I(5)
                                                                                        total     51,626
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Options to Buy
Common Stock         $35.3125 6/01/01  M              1,300 12/15/98 12/4/01  Common Stock(6)             6,700     D

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Options to Buy
Common Stock         $35.3125 6/06/01  M              6,700 12/15/98 12/4/01  Common Stock(6)               -0-
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Options to Buy
Common Stock         $24.6875 6/15/01  M              13,287 6/15/00 12/2/09  Common Stock(6)               -0-
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Options to Buy
Common Stock         $32.00   6/15/01  M               5,007 6/15/01 12/2/09  Common Stock(6)             13,673    D
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Options to Buy
Common Stock         $38.20   6/15/01  A     V 12,782        12/1501 12/2/09  Common Stock(6)             12,782    D
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Explanation of Responses:
(1)Shares used to repay an unsecured stock purchase loan(USPL).
(2)Shares withheld to pay minimum withholding tax incurred in exercise of stock options corresponding to USPL and secured stock purchase loan (SSPL).
(3) Shares used to repay SSPL and to pay unpaid interest on SSPL and USPL and withholding taxes above minimum tax incurred in exercise of corresponding stock options
(4) Shares held in the Stock Purchase Plan as of 5/31/01
(5)Mr. Starkey is the sole Trustee of a family trust which hold UC Stock
(6)Shares issued under the Executive Stock Plan

Signature on file, filed electronically                         7/5/01
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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